[LETTERHEAD OF COOLEY GODWARD LLP]

January 15, 2003

Captiva Software Corporation
10145 Pacific Heights Blvd.
San Diego, CA 92121

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by Captiva Software Corporation, a Delaware corporation (the “Company”) of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission, covering the registration of an aggregate of 449,446 shares of the Company’s Common Stock, $0.01 par value (the “Shares”), for issuance pursuant to the Company’s 1998 Employee Stock Purchase Plan and 1999 Stock Plan (together, the “Plans”).

In connection with this opinion, we have examined and relied upon the Registration Statement and related prospectus, the Plans, the forms of option agreements and offering documents, as applicable, under the Plans, the Company’s Amended and Restated Certificate of Incorporation and Bylaws, and the originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as we deem necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies thereof, and the due execution and delivery of all documents where due execution and delivery are a prerequisite to the effectiveness thereof.

On the basis of the foregoing, and in reliance thereon, we are of the opinion that the Shares, when sold and issued in accordance with the Plans, the Registration Statement and the related prospectus, will be validly issued, fully paid, and nonassessable (except as to shares that may be issued pursuant to certain deferred payment arrangements, which will be fully paid and nonassessable when such deferred payments are made in full).

We consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

COOLEY GODWARD LLP

/s/    LANCE W. BRIDGES
Lance W. Bridges